ICOA, Inc.
                  111 Airport Road, Warwick, Rhode Island 02889

                                                May 14, 2001

LAURUS MASTER FUND, LTD.
c/o Onshore Corporate Services Ltd.
P.O. Box 1234 G.T., Queensgate House
South Church Street, Grand Cayman, Cayman Islands

Ladies and Gentlemen:

          Reference is made to the Subscription Agreement, dated on or about the date hereof, (the "Subscription Agreement") between Laurus Master Fund, Ltd. (the "Subscriber") and ICOA, Inc., a Nevada corporation (the "Company"), pursuant to which the Company issued (a) a Note dated on or about the date hereof in the principal amount of $400,000 (the "Note") to the Subscriber, convertible according to the terms thereof into shares of common stock of the Company, par value $.0001 per share (the "Common Stock"), and (b) a Warrant dated on or about the date hereof to purchase up to 4,000,000 shares of Common Stock (the "Warrant", and together with the Subscription Agreement, the Note and the other documents dated on our about the date hereof, by and between the Subscriber and the Company, collectively, the "Transaction Documents") to the Subscriber. All terms defined in the Subscription Agreement shall have the same meaning when used in this amendment and waiver unless otherwise defined herein.

          In connection with the parties' entering into the agreements contemplated by the Transaction Documents, including to permit the Company to issue the Note and the Warrant to the Subscriber prior to the listing of the Common Stock on the OTC Bulletin Board, the Company requests that the Subscriber agree to amend and/or waive certain provisions contained in the Transaction Documents.

          The Subscriber and the Company agree to and hereby amend the Subscription Agreement and the other Transaction Documents, in order to eliminate the requirment that the Common Stock be listed for trading on the OTC Bulletin Board, or that the Company take steps to effectuate, maintain or continue such listing, by deleting the provisions of Sections 2(i), 2(q), 7(b) and 7(d) of the Subscription Agreement, and Sections 3.3 and 3.7 of the Note, but in each case only to the extent necessary to eliminate the requirement that the Common Stock be listed for trading on the OTC Bulletin Board, or that the Company take steps to effectuate, maintain or continue such listing, and the provisions contained in any other sections of the Subscription Agreement and the other Transaction Documents to the extent that they effectuate or reflect such deleted provisions, mutatis mutandis; provided, however, that the requirement of the Company to maintain the listing of its Common Stock for trading on the Pink Sheets or a Principal Market remains in full force and effect without any waiver or change, and the provisions of Sections 7(b) and 7(d) of the Subscription Agreement shall be deemed reinstated as of June 4, 2001 as if unaffected by this waiver; and provided, further, that it shall be deemed an Event of Default under
Article III of the Note if the Company fails to secure the listing of its Common Stock for trading on the OTC Bulletin Board or another Principal Market on or before 5:00 PM New York time, June 4, 2001.

Laurus Master Fund, Ltd.
May 14, 2001
page 2/2

          Except as set forth in this amendment and waiver, the Subscription Agreement and the other Transaction Documents remain in full force and effect and no other rights or remedies are waived or changed. Please acknowledge your agreement with the foregoing by signing in the space provided below.


                                          Very truly yours,

                                          ICOA, INC.



                                          By: /s/ GEORGE STROUTHOPOULOS
                                        --------------------------------------
                                                 Name: GEORGE STROUTHOPOULOS
                                                 Title: President and Chief
                                                        Executive Officer



Agreed and Accepted
-------------------


LAURUS MASTER FUND, LTD.
--Subscriber



By:  /s/ DAVID GRIN
    --------------------------------
    Name:  David Grin
    Title: Fund Manager